Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

drugstore.com, inc.	Investor Relations:
Walter Conner	Chris Danne or Brinlea Johnson
425-372-3234	415-217-5865 or 415-269-2645
wconner@drugstore.com	chris@blueshirtgroup.com or
brinlea@blueshirtgroup.com

drugstore.com, inc. Provides Update for Second Quarter and Fiscal Year 2004

BELLEVUE, WA – June 11, 2004 – drugstore.com, inc. (Nasdaq: DSCM), a leading online retailer of health, beauty, vision, and pharmacy products, today provided an update on anticipated financial results for the second quarter and fiscal year 2004.

For the second quarter of 2004, drugstore.com, inc. currently expects revenues to increase by approximately 50 percent year-over-year, in line with previous guidance of $85 to $89 million, with a GAAP net loss of approximately $4.5 million to $5.2 million. The company expects to report an EBITDA loss (a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization of intangible assets, non-cash marketing expense and stock-based compensation) of $1.1 to $1.8 million for the second quarter. This would represent a significant improvement over an EBITDA loss of $2.1 million reported for the same period last year, but is below previous guidance of an EBITDA loss of $600,000 to $1.1 million.

“We expect our second quarter results to be impacted by a dip in gross margins to approximately 20.3 percent,” said Bob Barton, acting chief executive officer of drugstore.com, inc. ”This reflects a slower-than-anticipated ramp-up in our Vision Direct business and the impact of our free three-day shipping and other discount programs on our gross margins. Recently enacted legislation requires all patients to renew their contact lens prescriptions annually. We believe that cancellations resulting from expired prescriptions have slowed our sales growth and increased our costs in our vision business, and we expect that this will continue at least in the near term. In addition, the integration of Vision Direct onto our technology platform is taking longer than originally anticipated, but when complete, will enable us to improve our customer service and marketing efficiency and allow us to more effectively cross-sell products across our customer base.”

For the full year, drugstore.com, inc. net sales are now expected to grow by more than 40 percent over 2003, to a range of $355 million to $370 million. For fiscal year 2004, the company adjusted its previous forecast of GAAP net loss to a range of $15.8 million to $17.8 million and adjusted its prior EBITDA guidance to an EBITDA loss in the range of $2.0 to $4.0 million. The company expects an EBITDA profit in the fourth quarter of 2004. A schedule of the expected range of estimated amounts to be used in reconciling expected net loss (the most directly comparable GAAP measure) to expected EBITDA gain/(loss) is provided supplementally below.

“In recent months, we have instituted a number of programs that we believe will greatly benefit the long-term growth of our business,” continued Mr. Barton. “These include free three-day shipping to Midwest, Mountain, and West Coast customers for nonprescription orders of $49 or more, and pricing initiatives that demonstrate our continued commitment to being the clear value leader in both OTC and pharmacy products. These programs, together with slower-than-expected growth in our vision business, are having an impact on our bottom-line results, but we believe that they will provide long-term growth opportunities. Looking forward, we expect to grow our overall business by more than 40 percent in 2004. Additionally, we expect to report decreasing operating expenses as a percentage of net sales in the second quarter of 2004, improving gross margins in the second half of 2004, and a return to EBITDA profitability in the fourth quarter of 2004. All of these signs point to a growing company that continues to be focused on improving its bottom-line results.”

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com, inc. uses the non-GAAP measure of EBITDA, defined as earnings before interest, taxes, depreciation and amortization of intangible assets, non-cash marketing expenses and stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of the company’s current financial performance and prospects for the future. Management believes that EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results. In addition, because drugstore.com, inc. has historically provided EBITDA measures to investors, management believes that including EBITDA measures provide consistency in the company’s financial reporting. However, EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net loss, cash flows, or other consolidated loss or cash flow data prepared in accordance with GAAP, or as a measure of the company’s profitability or liquidity. Although EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net loss is the closest financial measure prepared by the company in accordance with GAAP in terms of comparability to EBITDA profit or loss.

SUPPLEMENTAL INFORMATION:

Reconciliation of forecasted Q2 2004 net (loss) range to forecasted Q2 2004 EBITDA (loss) range, and fiscal year 2004 forecasted net income/(loss) range to fiscal year 2004 EBITDA gain/(loss) range calculated as:

	Three Months Ending June 27, 2004		Twelve Months Ending January 2, 2005
	Range High	Range Low	Range High	Range Low
Estimated net loss	$(4,500)	$(5,200)	$(15,750)	$(17,750)
Estimated amortization of intangible assets	1,100	1,100	4,400	4,400
Estimated amortization of non-cash marketing	570	570	2,300	2,300
Estimated amortization of stock-based compensation	110	110	650	650
Estimated depreciation	1,700	1,700	6,900	6,900
Estimated interest income, net	(80)	(80)	(500)	(500)

Estimated EBITDA gain/(loss)	$(1,100)	$(1,800)	$(2,000)	$(4,000)

NOTE 1: Supplemental information related to drugstore.com, inc.’s gross profit, gross margin and EBITDA gain/(loss) for the three months ending June 27, 2004 and the twelve months ending January 2, 2005 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles.

NOTE 2: EBITDA gain/(loss) is defined as gain/(loss) before interest, taxes, depreciation, amortization of intangible assets, non-cash marketing, and stock based compensation.

About drugstore.com, inc.

drugstore.com, inc. (Nasdaq: DSCM) is a leading online provider of health, beauty, vision, and pharmacy solutions. The drugstore.com™ online store provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists, e-mail reminders for replenishing regularly used products, and private e-mail access to pharmacists and beauty experts for questions.

drugstore.com, inc. has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy (NABP) as a fully licensed facility exercising competent, safe pharmacy practices in compliance with federal and state laws and regulations.

Forward-Looking Statements

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as “expects,” “believes,” “anticipates,” “intends,” “may,” “will,” “plan,” “continue,” “forecast,” “remains,” “would,” “should,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, consumer spending, the stock market, changes affecting the Internet, online retailing and advertising, drugstore.com’s limited operating history, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, risks related to systems interruptions, possible governmental regulation, and the ability to manage a rapidly growing business. Additional information, regarding factors that potentially could affect drugstore.com, inc.’s business, financial condition and operating results is included in its periodic filings with the SEC on Forms 10-K and 10-Q. These forward-looking statements should not be relied upon as representing the company’s views as of any date other than the date on which they were made and drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement made by it after the date on which such statement was made, except as otherwise specifically stated by it.

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